Registration No. 33-

                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

                         VALERO ENERGY CORPORATION
          (Exact name of registrant as specified in its charter)

           Delaware                               74-1244795
(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization)                Identification No.)

     530 McCullough Avenue
      San Antonio, Texas                             78215
(Address of Principal Executive Offices)          (Zip Code)


         VALERO ENERGY CORPORATION EXECUTIVE STOCK INCENTIVE PLAN
                         (Full title of the plan)


                           RAND C. SCHMIDT, ESQ.
                            Corporate Secretary
                           530 McCullough Avenue
                         San Antonio, Texas  78215
       (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                                   CALCULATION OF REGISTRATION FEE
                                                                            Proposed           Proposed
                                                                            maximum            maximum
                                                    Amount                  offering           aggregate        Amount of
Title of Securities                                 to be                   price              offering         registration
to be registered                                    registered              per share(1)       price(1)         fee
Common Stock, Par Value $1 . . . . . . . . . . .    2,100,000 shares        $20.875            $43,837,500      $15,116
Preference Share Purchase Rights . . . . . . . .    2,100,000 shares        n/a                n/a              n/a

<FN1>
(1) Prices are estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, and represent the average of the high and low prices of a share of the Common Stock on May 8, 1995, as reported in the New York Stock Exchange-Composite Transaction listing for that date.
<FN2>
(2) Until the Distribution Date (as defined in the Amended and Restated Rights Agreement listed as an exhibit hereto) the Preference Share Purchase Rights trade with and are represented by the certificates for the Common Stock.

                                  PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Valero Energy Corporation ("Energy") documents listed in clauses (a) through (c) below are incorporated by reference in this Registration Statement. All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of these documents.

     (a) Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended December 31, 1994.

          Proxy Statement for the Annual Meeting of Stockholders on May 9, 1995.

     (b)  Current Report on Form 8-K dated March 13, 1995.

          Current Report on Form 8-K/A dated May 31, 1994.

     (c) Registration Statement on Form 8-A dated November 21, 1985, as amended, and the description of Energy's Common Stock, $1.00 par value (the "Common Stock"), which is contained in a registration statement filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating the description, are incorporated by reference herein and made a part hereof.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the issuance of the Common Stock offered hereby will be passed upon for Energy by Rand C. Schmidt, Esq., Corporate Secretary and Managing Attorney of Energy. Mr. Schmidt is an employee of Energy and at May 8, 1995, beneficially owned approximately 9600 shares of Energy's Common Stock (including shares held under employee benefit plans) and held options under employee stock option plans of Energy to purchase approximately 29,600 additional shares of Energy's Common Stock.

     The audited consolidated financial statements of Energy together with its subsidiaries contained in the Form 10-K and incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

Item 6.  Indemnification of Directors and Officers.

     The terms of Energy's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), eliminate the personal liability of a director to Energy and its stockholders for monetary damages for breach of his or her fiduciary duty as a director to the extent allowed under the Delaware General Corporation Law. Except as provided below, if a director were to breach his or her fiduciary duty as a director, neither Energy nor its stockholders could recover monetary damages from the director, and the only remedies available to Energy's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in Energy's Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the action of the Board of Directors, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In this situation, it is possible that the stockholders and Energy would have no effective remedy against the directors. Under Energy's Restated Certificate of Incorporation, a director remains liable for monetary damages for
(i) any breach of the duty of loyalty to Energy or its stockholders, (ii) act or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) payment of an improper dividend or improper repurchase or redemption of Energy's stock under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

     Under Article V of the Restated Certificate of Incorporation, Article VII of Energy's By-laws, and under indemnification agreements with Energy's officers and directors (the "Indemnification Agreement"), each person who is or was a director or officer of Energy or a subsidiary of Energy, or who serves or served any other enterprise or organization at the request of Energy or a subsidiary of Energy, shall be indemnified by Energy to the full extent permitted by the Delaware General Corporation Law.

     Under this law, to the extent that such person is successful on the merits or otherwise in defense of a suit or proceeding brought against this person by reason of the fact that he or she is or was a director or officer of Energy, or serves or served any other enterprise or organization at the request of Energy, this person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with the action.

     Under the Delaware General Corporation Law, Energy generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in these positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Energy, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of Energy, however, indemnification is generally limited to attorneys' fees and other expenses, indemnification is not available if the person is adjudged to be liable to Energy unless the court determines that indemnification is appropriate.

     The Indemnification Agreement provides directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of Energy's By-laws. The Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 124(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreement), while Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. No Delaware case directly clarifies whether Delaware's public policy would support this aspect of the Indemnification Agreement under the authority of Section 145(f), or would invalidate the Indemnification Agreement because it does not conform to the distinctions contained in Section 145(a) and 145(b). However, Delaware courts have determined that a corporation can obligate itself by express written contract to provide advancement of expenses not otherwise required by statute, and that the public policy of Delaware does not prevent a corporation from making these advances mandatory.

     Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Energy currently has in effect a directors' and officers' liability insurance policy.

Item 8.  Exhibits

     The following is an index of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit
  No.

 4.1 -- Restated Certificate of Incorporation of Valero Energy Corporation--incorporated by reference from Exhibit 4.1 to the Valero Energy Corporation Registration Statement on Form S-8 (Commission File No. 33-53796, filed October 27, 1992).
 4.2 -- By-Laws of Valero Energy Corporation, as amended and restated October 17, 1991--incorporated by reference from Exhibit 4.2 to the Valero Energy Corporation Registration Statement on Form S-3 (Commission File No. 33-45456, filed February 4, 1992).
 4.3 -- Amendment to By-Laws of Valero Energy Corporation, as adopted February 25, 1993--incorporated by reference from Exhibit 3.3 to the Valero Energy Corporation Form 10-K (Commission File No. 1-4718, filed February 26,
         1993).
 4.4 -- Amended and Restated Rights Agreement, dated as of October 17, 1991, between Valero Energy Corporation and Ameritrust Texas, N.A., successor to MBank Alamo, N.A., as Rights Agent-- incorporated by reference from
         Exhibit 1 to the Valero Energy Corporation Current Report on Form 8-K (Commission File No. 1-4718, filed October 18, 1991).
 4.5 -- $250,000,000 Credit Agreement, dated as of March 31, 1994, among Valero Energy Corporation, Bankers Trust Company and Bank of Montreal as managing Agents, and the banks and co-agents party thereto--incorporated by reference from Exhibit 10.1 to the Valero Energy Corporation Quarterly Report on Form 10-Q (Commission File No. 1-4718, filed May 12, 1994).
 4.6 -- First Amendment to Credit Agreement, dated as of September 30, 1994--incorporated by reference from
         Exhibit 10.2 to the Valero Energy Corporation Quarterly Report on Form 10-Q (Commission File No. 1-4718, filed November 14, 1994).
 4.7 -- Second Amendment to Credit Agreement, dated as of February 27, 1995--incorporated by reference from
         Exhibit 4.4 to the Valero Energy Corporation Annual Report on Form 10-K (Commission File No. 1-4718, filed March 1, 1995).
*5.1  -- Opinion of Rand C. Schmidt, Esq. (including Consent of
         Counsel).
*23.1 -- Consent of Arthur Andersen LLP dated May 9, 1995.
*23.2 -- Consent of Counsel (included in Item 5.1).
*24.1 -- Power of Attorney (included on signature page of the Registration Statement).

*Filed herewith.

   Pursuant to subparagraph 601(b)(4)(iii)(A) of Regulation S-K, the registrant has omitted from the foregoing list of exhibits, and hereby agrees to furnish to the Commission upon its request, copies of certain instruments, each relating to long-term debt not exceeding 10 percent of the total assets of the registrant and its subsidiaries on a consolidated basis.

Item 9.  Undertakings.

   In additional to the undertakings incorporated by reference herein,

   (a) the undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i)    To include any prospectus required by Section
                10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of this counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the act and will be governed by the final adjudication of each issue.

                                SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, and State of Texas, on May 9, 1995.


                              VALERO ENERGY CORPORATION
                              (Registrant)


                              By    /s/ William E. Greehey
                                   (William E. Greehey)
                                   Chairman of the Board and
                                   Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William
E. Greehey, Stan L. McLelland and Rand C. Schmidt, or any of them, each with power to act without the other, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all subsequent pre-and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                                Title                                              Date

                                         Director, Chairman of the Board
                                         and Chief Executive Officer
                                         (Principal Executive Officer)
/s/ William E. Greehey                   Valero Energy Corporation                          May 9, 1995
William E. Greehey

                                         Senior Vice President and
                                         Chief Financial Officer
                                         (Principal Financial Officer and
                                         Principal Accounting Officer)
/s/ Don M. Heep                          Valero Energy Corporation                          May 9, 1995
Don M. Heep
                                         Director,
/s/ Edward C. Benninger                  Valero Energy Corporation                          May 9, 1995
Edward C. Benninger
                                         Director,
/s/ Robert G. Dettmer                    Valero Energy Corporation                          May 9, 1995
Robert G. Dettmer
                                         Director,
/s/ A. Ray Dudley                        Valero Energy Corporation                          May 9, 1995
A. Ray Dudley
                                         Director,
/s/ Ruben M. Escobedo                    Valero Energy Corporation                          May 9, 1995
Ruben M. Escobedo
                                         Director,
/s/ James L. Johnson                     Valero Energy Corporation                          May 9, 1995
James L. Johnson
                                         Director,
/s/ Lowell H. Lebermann                  Valero Energy Corporation                          May 9, 1995
Lowell H. Lebermann
                                          Director,
/s/ Susan Kaufman Purcell                 Valero Energy Corporation                         May 9, 1995
Susan Kaufman Purcell
